Exhibit 99

NU LOGO	ENERGY CAPITAL PARTNERS LOGO

News Release

NU CONTACTS:	Mary Jo Keating (Media)	Jeffrey R. Kotkin (Investors)
OFFICE:	(860) 665-5181	(860) 665-5154

ECP CONTACT:	Rahul Advani
OFFICE:	(973) 671-6085

Northeast Utilities to Sell Competitive Generation Business

to Energy Capital Partners

BERLIN, Conn., and SHORT HILLS, New Jersey, July 24, 2006 – Northeast Utilities (NYSE: NU) and Energy Capital Partners (ECP) announced today that ECP has agreed to purchase NU’s competitive generation assets in Connecticut and Massachusetts for $1.34 billion, including the assumption of $320 million in debt.

Energy Capital Partners is a private equity firm whose management has substantial experience leading successful energy companies and investing in North America’s energy infrastructure.

The sale includes 15 generating plants at 14 sites with a total output of 1,442 megawatts, the largest of which is the 1,080-megawatt Northfield Mountain pumped-storage facility located in Northfield, Massachusetts and owned by NU Enterprises, Inc. subsidiary Northeast Generation Company.  Also included is Mt. Tom Station, a 146-megawatt coal-fired plant in Holyoke, Massachusetts, owned by NU subsidiary Holyoke Water Power Company.

“This sale is another significant step toward the complete divestiture of our competitive businesses,” said Charles W. Shivery, NU’s Chairman, President and Chief Executive Officer.  “Going forward, our focus centers on our regulated utility operations, through which we’re building infrastructure projects critical to improving New England’s energy service reliability.”

“We are very enthusiastic about the competitive generation business owing to the outstanding track record and credentials of the employees as well as the exceptional quality of the asset fleet,” said Sarah Wright, a Partner of ECP.  “We look forward to working collaboratively with the employees, community and other stakeholders to grow a reliable and profitable regional company.  We are also dedicated to achieving a seamless transition for all employees and neighboring members of the community.”

The sale is expected to close by the end of 2006.  NU will use sale proceeds to invest in its regulated businesses, retire debt and pay taxes.

The sale is subject to certain regulatory approvals.  J.P. Morgan Securities Inc. acted as financial advisor to NU on the transaction.

For additional information about the companies, visit www.nu.com and www.ecpartners.com.

NU, a Fortune 500 energy company, operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.  NU is committed to safety, reliability and expanding consumers’ energy options.

Energy Capital Partners, with offices in Short Hills, NJ, and San Diego, CA, is a private equity firm dedicated to investing in energy businesses and infrastructure assets across North America.

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